EXHIBIT 5

[Letterhead of Law Office of Thomas E. Puzzo, Esq.]

March 27, 2007

CanAm Uranium Corp.
1255 West Pender Street
Vancouver, BC
Canada V6E 2V1

Re: Registration of Common Stock of CanAm Uranium Corp., a Nevada corporation (“CanAm Uranium”)

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of (i) 5,000,000 shares of common stock to be issued under the CanAm Uranium 2007 Stock Option Plan (the “Plan”), 337,500 options of which have been offered and sold, and (ii) 2,000,000 shares of common stock issued and sold pursuant to that certain Consulting Services Agreement dated December 1, 2006 by and between the Registrant and Hamish Angus (the “Angus Agreement”), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plan, the Angus Agreement and in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of common stock of CanAm Uranium.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Law Office of Thomas E. Puzzo,